Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (B) AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

THIS NOTE IS REGISTERED WITH THE AGENT.  TRANSFER OF ALL OR ANY PORTION OF THIS NOTE IS PERMITTED SUBJECT TO THE PROVISIONS SET FORTH HEREIN WHICH REQUIRE, AMONG OTHER THINGS, THAT NO TRANSFER IS EFFECTIVE UNTIL THE TRANSFEREE IS REFLECTED AS SUCH ON THE REGISTRY MAINTAINED WITH THE AGENT

SECURED TERM NOTE

FOR VALUE RECEIVED, the companies listed on Exhibit A attached hereto (each a “Company” and collectively, the “Companies”), hereby, jointly and severally, promises to pay to the holders identified on Exhibit B attached hereto (each, a Holder” and collectively the “Holders”) or their registered assigns or successors in interest, such Holder’s Term Loan Commitment Percentage (as hereafter defined) of the sum of One Million Two Hundred and Fifty Thousand Dollars ($1,250,000), together with any accrued and unpaid interest hereon together with all other amounts payable hereunder on February 28, 2013 or earlier upon acceleration following the occurrence of an Event of Default (as hereafter defined) (the “Maturity Date”).  For purposes hereof, the term “Term Loan Commitment Percentage” means, as to any Holder, the percentage set forth such Holder’s name on Exhibit B attached hereto.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Master Security Agreement dated as of the date hereof (as amended, restated, modified and/or supplemented from time to time, the “Security Agreement”) among the applicable Company, Mr. Prepaid, Inc., each Holder and LV Administrative Services, Inc., as administrative and collateral agent for the Holders (the “Agent” together with the Holders, collectively, the “Creditor Parties”).

The following terms shall apply to this Secured Term Note (this “Note”):

ARTICLE I
CONTRACT RATE AND AMORTIZATION

1.1 Contract Rate.  Subject to Sections 2.2 and 3.9, interest payable on the outstanding principal amount of this Note (the “Principal Amount”) shall accrue at a rate per annum equal to eight percent (8%) (the “Contract Rate”).  Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable monthly, in arrears, commencing on March 1, 2010, and on the first business day of each consecutive calendar month thereafter until paid in full, whether by acceleration following demand or otherwise.

1.2 Principal Payments.  The entire outstanding Principal Amount together with any accrued and unpaid interest thereon plus any and all other unpaid amounts which are then owing to each Holder under this Note, and/or the Master Security Agreement shall be due and payable on the Maturity Date.

1.3 Optional Redemption in Cash.  The Companies may prepay this Note, in whole or in part, at any time without premium or penalty.

ARTICLE II
EVENTS OF DEFAULT

2.1 Events of Default.  The occurrence of any Event of Default under the Master Security Agreement shall constitute an event of default (“Event of Default”) hereunder.

2.2 Default Interest.  Following the occurrence and during the continuance of an Event of Default, each Company shall, jointly and severally, pay interest on the outstanding principal balance of this Note in an amount equal to twenty four percent (24%) per annum beginning on the first date of the occurrence of such Event of Default, and all outstanding obligations under this Note and the Master Security Agreement, including unpaid interest, shall continue to accrue interest at such interest rate from the date of such Event of Default until the date such Event of Default is cured or waived.

ARTICLE III
MISCELLANEOUS

3.1 Cumulative Remedies.  The remedies under this Note shall be cumulative.

3.2 Failure or Indulgence Not Waiver.  No failure or delay on the part of Agent and/or any Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.3 Notices.  Any notice herein required or permitted to be given shall be given in writing in accordance with the terms of the Master Security Agreement.

3.4 Amendment Provision.  The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as such successor instrument may be amended or supplemented.

3.5 Assignability.  This Note shall be binding upon each Company and its successors and assigns, and shall inure to the benefit of each Holder and its successors and assigns, and may be assigned by any Holder in accordance with the requirements of the Security Agreement.  No Company may assign any of its obligations under this Note without the prior written consent of the Holders, any such purported assignment without such consent being null and void.

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3.6 Cost of Collection.  In case of the occurrence of an Event of Default under this Note, the Companies shall, jointly and severally, pay the Creditor Parties’ reasonable costs of collection, including reasonable attorneys’ fees.

3.7 Governing Law, Jurisdiction and Waiver of Jury Trial.

(a) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(b) EACH COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE AND/OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN ANY COMPANY, ON THE ONE HAND, AND ANY HOLDER AND/OR ANY OTHER CREDITOR PARTY, ON THE OTHER HAND, PERTAINING TO THIS NOTE OR ANY OF THE OTHER ANCILLARY AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS NOTE OR ANY OF THE ANCILLARY AGREEMENTS; PROVIDED, THAT EACH COMPANY ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS NOTE SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY HOLDER AND/OR ANY OTHER CREDITOR PARTY FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ANY HOLDER AND/OR ANY OTHER CREDITOR PARTY.  EACH COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH COMPANY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.  EACH COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE COMPANY AGENT AT THE ADDRESS SET FORTH IN THE SECURITY AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF THE PARENT’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

(c) EACH COMPANY DESIRES THAT ITS DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND/OR OF ARBITRATION, EACH COMPANY HERETO WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN ANY HOLDER AND/OR ANY OTHER CREDITOR PARTY, ON THE ONE HAND, AND ANY COMPANY, ON THE OTHER HAND, ON THE ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE, ANY OTHER ANCILLARY AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

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3.8 Severability.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.

3.9 Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum rate shall be credited against amounts owed by the Companies to the Holders and thus refunded to the Companies.

3.10 Security Interest.  The Agent, for the ratable benefit of the Creditor Parties, has been granted a security interest in certain assets of the Companies and Mr. Prepaid, Inc. as more fully described in the Master Security Agreement.

3.11 Construction; Counterparts.  Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.  This Note may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.  Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

3.12 Registered Obligation. This Note shall be registered (and such registration shall thereafter be maintained) as hereafter set forth.  Notwithstanding any document, instrument or agreement relating to this Note to the contrary, transfer of this Note (or the right to any payments of principal or stated interest thereunder) may only be effected by (i) surrender of this Note and either the reissuance by the Companies of this Note to the new holder or the issuance by the Companies of a new instrument to the new holder or (ii) registration of such holder as an assignee as hereafter set forth.  The Agent shall maintain, or cause to be maintained, for this purpose only as agent for each Company, (i) a copy of each agreement under which any Holder may assign any or all of the obligations and liabilities owing to it hereunder to any person or entity (an “Assignment Agreement”) delivered to it and (ii) a book entry system, within the meaning of U.S. Treasury Regulation Sections 5f.103-1(c) and 1.871-14(c) (the “Register”), in which it will register the name and address of each Holder and the name and address of each assignee of each Holder under this Note, and the principal amount of, and stated interest on, loan evidenced hereby to each such Lender and assignee pursuant to the terms hereof and each Assignment Agreement.  The right, title and interest of the Holders and their assignees in and to such loans shall be transferable only upon notation of such transfer in the Register, and no assignment thereof shall be effective until recorded therein.  The Companies and each Creditor Party shall treat each person and/or entity whose name is recorded in the Register as a Holder pursuant to the terms hereof as a Holder and owner of an interest in the obligations and liabilities hereunder for all purposes of this Agreement, notwithstanding notice to the contrary or any notation of ownership or other writing or any promissory note.  The Register shall be available for inspection by any Company or Holder, at any reasonable time and from time to time, upon reasonable prior notice

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3.13 Amendment and Restatement.  This Note constitutes one of two promissory notes which together amend, restate and consolidate in their entirety, and is given in substitution for and not in satisfaction of, the following promissory notes:  (a) the Secured Term A Note in the original principal amount of $1,800,000 effective as of March 31, 2008 made by Rapid Link, Incorporated, Telenational Communications, Inc. and One Ring Networks, Inc. (collectively, the “Original Borrower” in favor of Valens Offshore SPV II, Corp. (“Valens Offshore”), (b) the Secured Term B Note in the original principal amount of $1,500,000 effective as of July 11, 2008 made by the Original Borrowers in favor of Valens U.S. SPV I, LLC (“Valens U.S.”), (c) the Amended and Restated Deferred Purchase Price Note in the original principal amount of $2,290,450.56 effective as of July 11, 2008 made by the Original Borrowers in favor of Laurus Master Fund, Ltd. (In Liquidation) (“Laurus”) and (d) the Amended and Restated Deferred Purchase Price Note in the original principal amount of $292,709.40 effective as of July 11, 2008 made by the Original Borrowers in favor of Valens U.S.

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IN WITNESS WHEREOF, each Company has caused this Secured Term Note to be signed in its name effective as of this 24th day of February, 2010.

RAPID LINK, INCORPORATED

By:
Name:
Title:

WITNESS:

  SIGNATURE PAGE TO
SECURED TERM NOTE

EXHIBIT A

COMPANIES

Rapid Link, Incorporated

EXHIBIT B

HOLDERS AND TERM LOAN COMMITMENT PERCENTAGES

Holder’s Name	Term Loan Commitment Amount / Term Loan Percentage
Valens Offshore SPV II, Corp.	$463,042 / 33.85%
Valens U.S. SPV I, LLC	$423,066 / 29.11%
Laurus Master Fund, Ltd. (In Liquidation)	$363,892 / 37.04%
Total	$1,250,000 / 100%